April 10, 2006

Mr. James Ebzery

296 Concord Rd.

Billerica, MA

Dear Jim:

Upon completion of the merger between Viisage and Identix, I am pleased to offer you the position of President of the Viisage Credentialing Division, reporting to the NewCo President and Chief Executive Officer. Until the completion of the merger, you will continue to serve as the SVP of Operations of Viisage Technology Inc. reporting in this position to the CEO of Viisage.

The terms of the offer are as follows:

1.	Base Salary: $250,000 per year beginning upon the date of closing of the Identix merger.
2.

Bonus: Annualized on target of $125,000 for calendar year 2006. This bonus is based on 50% individual performance criteria to be mutually established by you and the CEO and 50% on the corporate objectives. This bonus will be evaluated at the end of the year and awarded in the first quarter of the following year.

3.

Benefits: You will continue to participate in the Company’s standard employee benefit plans, as may be in effect from time to time, for which you qualify. In addition, your annual vacation will be calculated at the rate of four weeks annually.

4.

Severance Agreement: If (i) your employment is terminated by the Company or (ii) the Company fails to continue you in the position of President or reduces your compensation in bad faith or (iii) the Company changes your job location by more than fifty (50) miles, and you resign as a result of any of the above, the Company will continue to pay your then current base salary and in accordance with regular payroll practices and continue your current benefit coverage and premium contributions for twelve months following the termination date; provided that no severance payments will be made if your employment with the Company is terminated for “cause.” “Cause” shall mean you have (i) been convicted of or entered a plea of no contest relating to any illegal act that materially and adversely reflects upon the business, affairs or reputation of Viisage, or (ii) materially neglected to discharge your responsibilities as an executive employee of Viisage, provided that any termination under this clause (ii) shall occur only after the written notice to you and an opportunity to cure such breach within 30 days of such notice. For purposes of this Section 5, the term “Company” shall include any successor to the Company’s business.

5.

Proprietary Rights Agreement. As a condition of your employment, the proprietary rights agreement you entered into upon your initial employment containing provisions concerning confidentiality, assignment of inventions, non-competition and non-solicitation will continue in effect.

296 Concord Road, Billerica, MA 01821 Tel: 978-932-2200 Fax: 978-932-2225

6.

At Will Employment. Your employment with the Company will be “at will,” meaning that you will not be obligated to remain employed at the Company for any specific period of time, and may cease your employment for any reason. Likewise, the Company will not be obligated to employ you for any specific period, and may terminate your employment with or without cause.

7.

Stock Options. Upon completion of the IDNX merger, you will be issued a grant of stock options and/or restricted shares commensurate with your position as deemed appropriate by the NewCo Board of Directors. Your options and restricted shares will accelerate in full upon a change in control of the Company. A “change in control” means and shall be deemed to occur if any of the following occurs: (i) any Person is or becomes the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; or (ii) individuals comprising the Incumbent Board, or individuals approved by a majority of the Incumbent Board, cease for any reason to constitute at least a majority of the Board of Directors of the Company; or (iii) approval by the stockholders of the Company of a merger or consolidation of the Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company in which no Person acquires more than 50% of the Company’s then outstanding voting securities; or (iv) approval by the stockholders of the Company of (A) a complete or substantial liquidation or dissolution of the Company, or (B) the sale or other disposition of all or substantially all of the assets of the Company. An underwritten public offering of common stock of the Company, including the completion of any sale of common stock pursuant to an underwriter’s over-allotment option, and any offering to employees pursuant to a registration statement on Form S-8 or other similar offering shall not be counted toward a change in control for these purposes. For purposes of the foregoing: “Incumbent Board” shall mean those individuals who comprised the Board of Directors of the Company on the date thirty days following the merger hereof; and “Person” shall have the meaning used in Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

8.

Retention Bonus. In addition to your base salary and benefits, you are also eligible for a retention bonus equal to $100,000 payable to you on the second anniversary of the closing of the Identix merger, assuming you continue your employment with NewCo through that period.

9.

Miscellaneous. This agreement, along with the proprietary rights agreement described above and any stock option agreements issued to you under the Plan, sets forth the terms of your employment with the Company and upon the completion of the merger between Viisage and Identix will supersede any prior representations or agreements, whether written or oral. This agreement may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company. In addition to any other remedies available to it, the Company will have the right to seek injunctive or other equitable relief to prevent any violation of this agreement. This agreement will be governed by the laws of the Commonwealth of Massachusetts, without regard to choice of law provisions. The failure of either party to exercise any right or the waiver by

296 Concord Road, Billerica, MA 01821 Tel: 978-932-2200 Fax: 978-932-2225

either party of any breach will not prevent a subsequent exercise of such right or be deemed a waiver of any later breach of the same or any other term of this agreement. If any provision of this agreement is held to be invalid, illegal, or unenforceable, such provision will only be modified to the extent required to be enforceable under applicable law.

If this offer is acceptable, please indicate your acceptance and agreement by countersigning below. Jim, this opportunity is a direct reflection of your loyalty, professionalism and contributions to Viisage. It also provides you a great leadership opportunity for the continued growth of NewCo going forward. Thanks for all of your support and leadership to date.

Very truly yours
AGREED AND ACCEPTED:
Bernard Bailey
/s/ James Ebzery	President and Chief Executive Officer
James Ebzery

296 Concord Road, Billerica, MA 01821 Tel: 978-932-2200 Fax: 978-932-2225